BEMIS COMPANY, INC.

AMCOR FINANCE (USA), INC.

AMCOR PLC

AMCOR UK FINANCE PLC

AMCOR PTY LTD

C/o Amcor plc

83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom

March 20, 2020

VIA EDGAR SUBMISSION

U.S. Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Attention: Edward M. Kelly

Re: Registration Statement on Form S-1

Filed on March 9, 2020

File No. 333-237037

Request for Acceleration

Ladies and Gentlemen:

  Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Bemis Company, Inc., Amcor Finance (USA), Inc., Amcor plc, Amcor UK Finance PLC and Amcor Pty Ltd (collectively, the “Registrants”), hereby request that the effective date of their Registration Statement on Form S-1 (File No. 333-237037) (the “Registration Statement”) be accelerated and that the Registration Statement be declared effective at 9:00 a.m., Washington, D.C. time, on March 23, 2020, or as soon thereafter as practicable. The Registrants hereby acknowledge that:

•     should the Securities and Exchange Commission (the “Commission”) or the Commission’s staff (the “Staff”), acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

•     the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

•     the Registrants may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

[Signature Page Follows]

Sincerely,

BEMIS COMPANY, INC.

By:	/s/ Daniel Sula
Name: Daniel Sula
Title: Secretary and Director

AMCOR FINANCE (USA), INC.
AMCOR UK FINANCE PLC

By:	/s/ Graeme Vavasseur
Name: Graeme Vavasseur
Title: Director

AMCOR PLC

By:	/s/ Michael Casamento
Name: Michael Casamento
Title: Chief Financial Officer

AMCOR PTY LTD

By:	/s/ Anthony N. Avitabile
Name: Anthony N. Avitabile
Title: Director

[Signature Page to Form S-1 Acceleration Request Letter]